Exhibit 99.1
For Immediate Release

LightPath Technologies Reports Financial Results for
Fiscal 2021 Second Quarter

Revenues and Backlog Reach Record Levels;
Increased Manufacturing Capacity, Product Additions and European Expansion Position Company for Continued Growth

ORLANDO, FL – February 3, 2021 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer and integrator of proprietary optical and infrared components and high-level assemblies, today announced its financial results for its fiscal 2021 second quarter ended December 31, 2020.

Fiscal 2021 Financial Results Highlights:

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Revenue for the second quarter of fiscal 2021 of $9.9 million, the highest level for any quarter.
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First half of fiscal 2021 revenue of $19.4 million, an increase of 13% from the comparable prior year period.
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Total backlog at end of the second quarter of fiscal 2021 increased to $23.8 million, the highest level at the end of any quarter.
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Gross margin as a percentage of revenue was 37% in the second quarter of fiscal 2021, compared to 41% in the second quarter of fiscal 2020, reflecting traditionally lower margins at onset of new production orders as well as technical issues in production of molded infrared lenses which are being addressed.
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First half of fiscal 2021 gross margin of 38%, an improvement from 37% in the prior year period.
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Net loss for the second quarter of fiscal 2021 was $147,000, compared to net income of $769,000 in the second quarter of fiscal 2020. The second quarter of fiscal 2021 includes a non-recurring charge of approximately $400,000 of additional compensation for the Company’s former Chief Executive Officer (“CEO”), as previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 18, 2020.
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Net loss for first half of fiscal 2021, including the non-recurring charge of $400,000, was $49,000, an improvement from net loss of $606,000 in prior year period.
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EBITDA* for the second quarter of fiscal 2021 was $1.0 million, compared to $2.0 million in the second quarter of fiscal 2020.
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EBITDA for first half of fiscal 2021 was $2.4 million, compared to $1.8 million in the prior year period.
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Capital expenditures were approximately $2.2 million for the first half of fiscal 2021, compared to $1.2 million for the first half of fiscal 2020.
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Total debt, including finance leases, was reduced by 4% or approximately $246,000 in the first half of fiscal 2021.
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Cash and cash equivalents of $5.3 million as of December 31, 2020, compared to $5.4 million as of June 30, 2020.

* This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

Management Comments

Sam Rubin, President and Chief Executive Officer of LightPath, stated, “We made good progress on our long-term strategic growth initiatives in the first half of fiscal 2021, which was underscored by achieving record levels for consolidated quarterly revenues and total backlog at the end of the fiscal second quarter. The growth drivers of our business remain intact and relatively insulated from the coronavirus (“COVID-19”) pandemic. However, temporary yield issues in production have impacted our gross margin for this quarter. Those issues have been identified and are being addressed through both improvement to processes, as well as changes to designs. Advancements have been made to our business operations to ensure the safety of our staff and all stakeholders during these challenging times, while positioning LightPath to emerge as a larger, more profitable and increasingly dominant force in the global market for optical and infrared solutions.

“Revenue for the first half of fiscal 2021 of $19.4 million represents an increase of 13% as compared to the prior year period. Our revenue growth during the first half of fiscal 2021 was driven by the initial deliveries for new contracts, demand from the telecommunications market in connection with the 5G buildout, and demand from the industrial and healthcare sectors. Second quarter revenue of $9.9 million marked our highest level of any quarter in the Company’s history. We also achieved a record level for total backlog, which increased to $23.8 million at the end of the second quarter, as compared to $20.9 million at the end of the fiscal first quarter and $21.9 million at the start of the fiscal year. Part of this growth has resulted from the capacity we have added over the last 12 months. Further, more than half of total backlog represents contracts that extend multiple quarters with annual renewal opportunities. Also notable is the commencement of high-volume deliveries on two key accounts, both of which are contracts for products with our proprietary BD6 material, which replaces products previously using Germanium material. As we have indicated in the past, we believe our BD6 material is a significant element of differentiation for LightPath.

“As is sometimes the case with new programs and product lines, many of which are supported by long-term contracts, the initial phase-in period typically has lower yield and efficiencies. In this case the main challenges have been around the production of BD6 glass, and the coating of lenses. Both issues are being addressed, one through rigorous process review and improvement, and the second by hiring of a new senior global coating manager, who has specific experience in this area. In turn, this impacted the bills of materials, labor, and gross profits. Such challenges are not uncommon for a new technology and we are working through these earlier periods of our newer products’ life cycles with the intent of elevating gross margins as a percentage of revenue for these order fulfilments so that they are more in line with our consolidated annual target rate.

“During the second quarter, we were awarded the renewal of an annual supply agreement valued at over $5.8 million, which is a 16% increase over the prior year contract. This renewal has since been supplemented with additional orders from the customer, bringing the annual growth of contracts with this customer to above 20%, as compared to the prior year contracts. The renewed contract is for the purchase of a variety of infrared ("IR") optical lens elements by a major commercial infrared vision products customer. The large volume of work needed to fulfill this supply agreement along with several other orders from the same customer will be a shared effort among LightPath’s facilities in Riga, Latvia, Orlando, Florida, and Zhenjiang, China.

“Our success with this customer is representative of the strategy we are deploying globally – we have been leveraging initial entry points in order to provide a more comprehensive solutions approach for all of a customer’s optical and photonics needs. We have been actively adapting our sales and marketing culture and structuring and training our team to deploy these new initiatives. Recent progress was made with the bolstering of our international presence in January upon the opening of our newest sales office in Germany for coverage of the entire continent of Europe, the Middle East and other contiguous regions.

“As a result of our revenue and broader growth initiatives, as previously disclosed, we had been experiencing certain manufacturing capacity constraints. The need for additional capacity output and for building out vertically integrated facilities for redundancies and growth, called for an increase in capital expenditures. Spending in first half of fiscal 2021 was $2.2 million, compared to $1.2 million for the prior year period. After the end of the second quarter of fiscal 2021, we announced the completion of the initial phase of our facility expansion in Riga, Latvia for new infrared coating capabilities as part of our operational improvement plans, as well as our global production capacity expansion. This expansion will enable our facility in Riga, Latvia to coat all infrared components produced at this location. For reference, in the world of optics, each optical component needs to be coated from both sides, with different coatings, depending on the customer’s application. Being able to do this last step of the component’s production in the same site will lead to an increase in margins, shorter lead times, and improved customer service overall, which we believe will result be value additive for our customers and provide a runway for incremental top line growth. We believe that our facility expansion will also free up some of our coating capacity at our facilities in Orlando, Florida and Zhenjiang, China to develop new products and capabilities.

“At a time when we have been expanding our product platforms and global team in pursuit of a solutions-oriented approach for our customers, which we believe will deliver greater sales and improved consolidated margins and profitability, we have been steadfast in maintaining a strong balance sheet. Cash remained intact as we ended the second quarter of fiscal 2021 with $5.3 million even as we have been heavily investing in capital expenditures and reduced our total debt, including finance leases, by 4% in the first half of fiscal 2021, as compared to June 30, 2020. Our long-term strategies are being implemented with success and we look forward to continued progress during the balance of fiscal 2021.”

Financial Results

Revenue

Three months ended December 31, 2020, compared to three months ended December 31, 2019

Revenue for the second quarter of fiscal 2021 was approximately $9.9 million, an increase of $322,000, or 3%, as compared to $9.6 million in the same period of the prior fiscal year. Sales of IR products comprised 48% of the Company’s consolidated revenue in the second quarter of fiscal 2021, as compared to 52% of consolidated revenue in the same period of the prior fiscal year. Visible precision molded optics (“PMO”) product sales represented 48% of consolidated revenues in the second quarter of fiscal 2021, as compared to 39% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenue in the second quarter of fiscal 2021, as compared to 9% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $4.8 million in the second quarter of fiscal 2021, a decrease of 4% as compared to $5.0 million in the same period of the prior fiscal year. The decrease in revenue is attributed to decreases in sales to customers in the commercial and defense markets, largely due to timing of orders, partially offset by an increase in sales to customers in the industrial market. In the prior fiscal year, the second quarter was the highest sales level for IR products of any quarter in fiscal 2020 due to the timing of several customer orders. Demand for IR products, including proprietary BD6 material, has been increasing.

Revenue generated by PMO products was approximately $4.7 million for the second quarter of fiscal 2021, an increase of $1.0 million, or 28%, as compared to $3.7 million in the same period of the prior fiscal year. The increase in revenue is attributed to an increase in sales to customers in the telecommunications market, as well as the defense and industrial markets and sales through catalog and distribution channels. Demand for PMO lenses for the 5G infrastructure buildout remains steady.

Revenue generated by specialty products was approximately $372,000 in the second quarter of fiscal 2021, a decrease of $514,000, or 58%, as compared to $885,000 in the same period of the prior fiscal year. This decrease is primarily related to non-recurring engineering (“NRE”) project revenue in the second quarter of fiscal 2020 that did not repeat in the second quarter of fiscal 2021.

Six months ended December 31, 2020, compared to six months ended December 31, 2019

Revenue for the first half of fiscal 2021 was approximately $19.4 million, an increase of $2.3 million, or 13%, as compared to $17.2 million in the same period of the prior fiscal year. Sales of infrared IR products comprised 49% of the Company’s consolidated revenue in the first half of fiscal 2021, as compared to 52% of consolidated revenue in the same period of the prior fiscal year. Visible PMO product sales represented 47% of consolidated revenues in the first half of fiscal 2021, as compared to 40% in the same period of the prior fiscal year. Specialty products continue to be a small component of the Company’s business, representing 4% of consolidated revenue in the first half of fiscal 2021, as compared to 8% in the same period of the prior fiscal year.

Revenue generated by IR products was approximately $9.5 million in the first half of fiscal 2021, an increase of 13%, as compared to $9.0 million in the same period of the prior fiscal year. Revenue growth is attributed to an increase in sales to customers in the industrial market, while other markets remained fairly consistent compared to the same period of the prior fiscal year. Leading the growth within the Company’s IR product group is demand for molded IR products, including lenses made with LightPath’s new BD6 material. The increased demand for molded IR products continues to be driven in large part by fever detection products as a result of the ongoing COVID-19 pandemic. Demand for industrial applications, firefighting and other public safety applications also continues to be strong.

Revenue generated by PMO products was approximately $9.0 million for the first half of fiscal 2021, an increase of $2.1 million, or 31%, as compared to $6.9 million in the same period of the prior fiscal year. The increase in revenue is primarily attributed to an increase in sales to customers in the telecommunications market, as well as the commercial and defense markets.

Revenue generated by specialty products was approximately $862,000 in the first half of fiscal 2021, a decrease of $431,000, or 33%, as compared to $1.3 million in the same period of the prior fiscal year. This decrease is primarily related to NRE project revenue in the first half of fiscal 2020 that did not repeat in the first half of fiscal 2021.

Cost of Sales and Gross Margin

Three months ended December 31, 2020, compared to three months ended December 31, 2019

Gross margin in the second quarter of fiscal 2021 was approximately $3.6 million, a decrease of 8%, as compared to approximately $3.9 million in the same period of the prior fiscal year. Total cost of sales was approximately $6.3 million for the second quarter of fiscal 2021, compared to $5.7 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 37% for the second quarter of fiscal 2021, compared to 41% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is due to both the mix of products sold in each respective period, as well as due to the initial volume deliveries of new products and sales contracts. The acceleration of new lenses moving into the volume production stage and alignments required for orders from the increasing number of new customers incurred traditional start-up inefficiencies, which negatively impacted margins but which we believe will be reduced as the respective programs mature. The mix of IR product sales for the second quarter of fiscal 2021 was more heavily weighted toward volume production orders, some of which are products the Company only recently started producing in mass and for which some yield issues have been experienced in connection with BD6 coatings, which increased costs. The Company is in the process of resolving these technical issues, which is expected to bring manufacturing efficiencies to a level similar to existing products. Additionally, in comparison, the second quarter of fiscal 2020 included a larger mix of NRE project revenue, which naturally has a higher margin contribution than other products. Most of those NRE projects did not repeat in the second quarter of fiscal 2021.

Six months ended December 31, 2020, compared to six months ended December 31, 2019

Gross margin in the first half of fiscal 2021 was approximately $7.5 million, an increase of 18% as compared to approximately $6.3 million in the same period of the prior fiscal year. Total cost of sales was approximately $12.0 million for the first half of fiscal 2021, compared to $10.8 million for the same period of the prior fiscal year. The increases in gross margin and cost of sales are primarily driven by the increase in sales. Gross margin as a percentage of revenue was 38% for the first half of fiscal 2021, compared to 37% for the same period of the prior fiscal year. The increase in gross margin as a percentage of revenue is primarily due to the increase in revenue and volumes for both the PMO and IR product groups. In addition, there were several factors that negatively impacted the first quarter of fiscal 2020, such as increased tariffs, the impacts of which have since been mitigated. During the first half of fiscal 2021, LightPath began high-volume delivery of several key OEM projects, which orders consisted of products with both molded and diamond turned BD6 material. As is typical of scaling new products into volume production, the Company has experienced a number of technical challenges, both related to the fabrication of the components, as well as some of the value-added activities such as coating and assembly. While such early-stage problems are common, the Company expects to resolve the issues, improve production yields and elevate the products to their target margin levels.

Operating Expenses

Three months ended December 31, 2020, compared to three months ended December 31, 2019

During the second quarter of fiscal 2021, total operating expenses were approximately $3.6 million, an increase of $702,000, or 24%, as compared to $2.9 million in the same period of the prior fiscal year. Selling, general and administrative (“SG&A”) costs increased by approximately $564,000, or 26%, as compared to the same period of the prior fiscal year. The increase is primarily due to additional non-recurring compensation to the Company’s former CEO), as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020. The remaining increase in SG&A costs as compared to the same period of the prior fiscal year is due to increases in personnel-related costs associated with a moderate increase in headcount, as well as an increase in outside consulting services for projects related to operational improvements. New product development costs increased by approximately $61,000, or 13%, primarily due to additional engineering employees in order to support the demand for optical design. In addition, total operating expenses for the second quarter of fiscal 2020 were reduced by a net gain on disposals of property and equipment of $79,000, which did not repeat in the second quarter of fiscal 2021.

Six months ended December 31, 2020, compared to six months ended December 31, 2019

During the first half of fiscal 2021, total operating expenses were approximately $6.7 million, an increase of $871,000 million, or 15%, as compared to $5.9 million in the same period of the prior fiscal year. SG&A costs increased by approximately $663,000, or 15%, as compared to the same period of the prior fiscal year. The increase is primarily due to additional non-recurring compensation to the Company’s former Chief Executive Officer, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020. The remaining increase in SG&A costs as compared to the same period of the prior fiscal year is due to increases in personnel-related costs associated with a moderate increase in headcount, as well as an increase in outside consulting services for projects related to operational improvements. New product development costs increased by approximately $83,000, or 9%, primarily due to additional engineering employees in order to support the demand for optical design. In addition, total operating expenses for the first half of fiscal 2020 were reduced by a net gain on disposals of property and equipment of $129,000, which did not repeat in the first half of fiscal 2021.

Other Income (Expense)

Interest expense, net, was approximately $55,000 and $114,000 for the three and six months ended December 31, 2020, respectively, as compared to $89,000 and $188,000 for the three and six months ended December 31, 2019, respectively. The decrease in interest expense is due to lower interest rates and a 7% reduction in total debt from December 31, 2019 to December 31, 2020.

LightPath recognized net foreign currency transaction gains due to changes in the value of the Chinese Yuan and Euro against the U.S. Dollar in the amount of approximately $77,000 in the second quarter of fiscal 2021, compared to $119,000 for the second quarter of fiscal 2020. These foreign currency transaction gains had no impact on basic and diluted earnings per share for the second quarter of fiscal 2021 or the second quarter of fiscal 2020. For the first half of fiscal 2021, LightPath recognized foreign currency transaction losses of $21,000, compared to $376,000 for the first half of fiscal 2020. These foreign currency transaction losses had no impact on basic and diluted earnings per share for the first half of fiscal 2021, and a $0.01 unfavorable impact on basic and diluted loss per share for the first half of fiscal 2020.

Income Taxes

During the second quarter of fiscal 2021, income tax expense was approximately $241,000, compared to approximately $322,000 for the same period of the prior fiscal year, primarily related to income taxes from the Company’s operations in China. Income taxes for the second quarter of fiscal 2020 also included Chinese withholding taxes of $200,000 associated with intercompany dividend declared by the Company’s Chinese subsidiary LightPath Optical Instrumentation (Zhenjiang) Co., Ltd. (“LPOIZ”) in December 2019.

During the first half of fiscal 2021, income tax expense was approximately $676,000, as compared to approximately $470,000 for the same period of the prior fiscal year, primarily related to income taxes on the income generated by LPOIZ. Income taxes for the first half of fiscal 2021 and the first half of fiscal 2020 also included Chinese withholding taxes of $300,000 and $200,000, respectively, associated with intercompany dividends declared by LPOIZ during the first quarter of fiscal 2021 and the second quarter of fiscal 2020. While these repatriation transactions resulted in some additional Chinese withholding taxes, LPOIZ currently qualifies for a reduced Chinese income tax rate; therefore, the total income tax on those earnings was still lower than it would have been using the normal income tax rate.

LightPath has NOL carry-forward benefits of approximately $74 million available to apply against taxable income as reported on a consolidated basis in the U.S. Outside of the U.S., income taxes are attributable to the Company’s wholly-owned subsidiaries in China. Income generated by the Company’s wholly-owned subsidiary in Latvia is subject to distribution tax, however, the Company currently does not intend to distribute earnings subject to this tax and, therefore, no taxes have been accrued on these earnings. Instead, profits are allocated to investments in future IR business activity growth.

Net Income (Loss)

Net loss for the second quarter of fiscal 2021 was approximately $146,000, or $0.01 basic and diluted loss per share, compared to net income of $769,000, or $0.03 basic and diluted earnings per share, for the second quarter of fiscal 2020. The decrease in net income for the second quarter of fiscal 2021 as compared to the same period of the prior fiscal year is primarily attributable to lower operating income, which was partially due to lower gross margin as well as an increase in SG&A and new product development expenses. The increase in SG&A was largely due to approximately $400,000 of non-recurring additional compensation for the former CEO, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020. These differences decreased operating income by approximately $1.0 million for the second quarter of fiscal 2021, as compared to the same period of the prior fiscal year. This decrease was partially offset by a favorable difference of approximately $81,000 in the provision for income taxes.

Net loss for the first half of fiscal 2021 was approximately $49,000, or $0.00 basic and diluted loss per share, compared to a net loss of $606,000, or $0.02 basic and diluted loss per share, for the first half of fiscal 2020. The decrease in net loss for the first half of fiscal 2021 is primarily attributable to the increase in sales, resulting in higher gross margin, partially offset by increases in SG&A and new product development costs, of which approximately $400,000 relates to non-recurring additional compensation to the Company’s former CEO, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020. These differences increased operating income by approximately $290,000 for the first half of fiscal 2021, as compared to the same period of the prior fiscal year. In addition, there was a favorable difference in foreign exchange gains and losses of $355,000. These increases were partially offset by an unfavorable difference of approximately $206,000 in the provision for income taxes.

Weighted-average common shares outstanding were 26,117,239, basic and diluted, in the second quarter of fiscal 2021, compared to 25,837,903 and 27,361,273, basic and diluted, respectively in the second quarter of fiscal 2020. Weighted-average common shares outstanding were 26,049,750, basic and diluted, in the first half of fiscal 2021, compared to 25,832,337, basic and diluted, in the first half of fiscal 2020. The increase in the weighted-average basic common shares was due to the issuance of shares of Class A common stock under the Employee Stock Purchase Plan and upon the exercises of stock options and vesting of restricted stock units.

EBITDA

EBITDA for the second quarter of fiscal 2021 was approximately $1.0 million, as compared to $2.0 million for the second quarter of fiscal 2020. The decrease in EBITDA in the second quarter of fiscal 2021 was primarily due to lower operating income as compared to the same period of the prior fiscal year. The decrease in operating income for the second quarter of fiscal 2021 as compared to the same period of the prior fiscal year was partially due to lower gross margin, as well as an increase in SG&A and new product development expenses, of which approximately $400,000 was related to non-recurring additional compensation for the former CEO, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020.

EBITDA for the first half of fiscal 2021 was approximately $2.4 million, as compared to $1.8 million for the first half of fiscal 2020. The increase in EBITDA in the first half of fiscal 2021 was primarily due higher operating income as compared to the same period of the prior fiscal year. The increase in operating income for the second quarter of fiscal 2021 as compared to the same period of the prior fiscal year was largely due to higher revenues and gross margin, partially offset by an increase in SG&A and new product development expenses, of which approximately was $400,000 related to non-recurring additional compensation for the former CEO, as previously disclosed in the Current Report on Form 8-K filed with the SEC on November 18, 2020.

EBITDA is a non-GAAP financial measure. A disclaimer and reconciliation are provided below.

Liquidity and Capital Resources

Cash and cash equivalents totaled approximately $5.3 million as of December 31, 2020, compared to approximately $5.4 million at June 30, 2020. Cash provided by operations was approximately $1.5 million for the first half of fiscal 2021, as compared to approximately $938,000 in the first half of fiscal 2020. The increase in cash flow from operations for the first half of fiscal 2021 is primarily due to the decrease in the net loss. The Company expended approximately $2.2 million for investments in capital equipment during the first half of fiscal 2021, compared to approximately $1.2 million in the same period of the prior fiscal year. The majority of capital expenditures during the first half of fiscal 2021 were related to the continued expansion of infrared coating capacity as well as increasing lens pressing and dicing capacity to meet current and forecasted demand.

The current ratio as of December 31, 2020 was 2.7 to 1, compared to 2.9 to 1 as of June 30, 2020. Total stockholders’ equity as of December 31, 2020 was approximately $36.4 million, compared to $34.6 million as of June 30, 2020. The net increase in stockholders’ equity during the first half of fiscal 2021 is made up of the net loss, plus adjustments for stock-based compensation, for which the expense is offset in additional paid-in capital, as well as proceeds from the exercise of stock options and foreign currency translation adjustment gains, which are included in other comprehensive income.

Sales Backlog

Historically, LightPath has disclosed sales backlog on a 12-month basis, which examined orders required by customers for delivery within a one-year period. To better align with the Company’s strategic focus on longer-term customer orders and relationships, beginning in fiscal 2021 disclosure is being provided for total backlog and includes all firm orders that are reasonably believed to remain in the backlog and convert into revenues. As of December 31, 2020, LightPath’s total backlog was $23.8 million, an increase of 6% from $22.6 million as of December 31, 2019, and an increase of 9% from $21.9 million as of June 30, 2020. The majority of the increase in backlog from the end of fiscal 2020 to the end of the second quarter of fiscal 2021 was due to the renewal of a large annual contract for diamond-turned infrared products during the second quarter, which LightPath will begin shipping against in the third quarter of fiscal 2021, after the shipments against the previous contract are completed. The timing of this contract renewal is similar to the renewal timing in the prior fiscal year. The timing of other contract renewals may not be consistent, and may substantially increase backlog levels at the time the orders are received, and backlog will subsequently be drawn down as shipments are made against these orders.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA and gross margin, both of which are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP, see the tables provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

The Company calculates gross margin by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with GAAP. The Company believes that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates cost structure and provides funds for total costs and expenses. The Company uses gross margin in measuring the performance of its business and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Wednesday, February 3, 2021 at 4:30 p.m. ET to discuss its financial and operational performance for its fiscal 2021 second quarter ended December 31, 2020.

Date: Wednesday, February 3, 2021

Time: 4:30 PM (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: https://services.choruscall.com/links/lpth210203.html

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 17, 2021. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #10151782.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, and include, for example, statements related to the expected effects on the Company’s business from the COVID-19 pandemic. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2020. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Sam Rubin, President & CEO	Don Retreage, Jr. CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003	Tel: 512-551-9296
srubin@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2020	2020
Current assets:
Cash and cash equivalents	$5,306,243	$5,387,388
Trade accounts receivable, net of allowance of $10,352 and $9,917	6,842,818	6,188,726
Inventories, net	9,693,277	8,984,482
Other receivables	—	132,051
Prepaid expenses and other assets	346,377	565,181
Total current assets	22,188,715	21,257,828

Property and equipment, net	13,631,399	11,799,061
Operating lease right-of-use assets	1,389,428	1,220,430
Intangible assets, net	6,145,423	6,707,964
Goodwill	5,854,905	5,854,905
Deferred tax assets, net	659,000	659,000
Other assets	27,737	75,730
Total assets	$49,896,607	$47,574,918
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,737,740	$2,558,638
Accrued liabilities	1,175,444	992,221
Accrued payroll and benefits	2,164,827	1,827,740
Operating lease liabilities, current	843,533	765,422
Loans payable, current portion	936,615	981,350
Finance lease obligation, current portion	274,112	278,040
Total current liabilities	8,132,271	7,403,411

Finance lease obligation, less current portion	147,031	279,435
Operating lease liabilities, noncurrent	891,849	887,766
Loans payable, less current portion	4,372,429	4,437,365
Total liabilities	13,543,580	13,007,977

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
44,500,000 shares authorized; 26,127,361 and 25,891,885
shares issued and outstanding	261,274	258,919
Additional paid-in capital	231,014,560	230,634,056
Accumulated other comprehensive income	2,188,596	735,892
Accumulated deficit	(197,111,403)	(197,061,926)
Total stockholders’ equity	36,353,027	34,566,941
Total liabilities and stockholders’ equity	$49,896,607	$47,574,918

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Revenue, net	$9,922,171	$9,599,912	$19,431,143	$17,151,842
Cost of sales	6,291,835	5,670,632	11,950,615	10,831,744
Gross margin	3,630,336	3,929,280	7,480,528	6,320,098
Operating expenses:
Selling, general and administrative	2,763,178	2,199,133	5,203,655	4,540,911
New product development	529,902	468,646	980,399	897,057
Amortization of intangibles	281,271	283,279	562,542	566,800
Gain on disposal of property and equipment	(477)	(79,224)	(522)	(129,224)
Total operating expenses	3,573,874	2,871,834	6,746,074	5,875,544
Operating income	56,462	1,057,446	734,454	444,554
Other income (expense):
Interest expense, net	(55,147)	(89,257)	(113,696)	(187,798)
Other income (expense), net	93,252	122,797	5,517	(392,609)
Total other income (expense), net	38,105	33,540	(108,179)	(580,407)
Income (loss) before income taxes	94,567	1,090,986	626,275	(135,853)
Income tax provision	241,112	321,869	675,752	470,187
Net income (loss)	$(146,545)	$769,117	$(49,477)	$(606,040)
Foreign currency translation adjustment	723,396	143,056	1,452,704	196,822
Comprehensive income (loss)	$576,851	$912,173	$1,403,227	$(409,218)
Earnings (loss) per common share (basic)	$(0.01)	$0.03	$(0.00)	$(0.02)
Number of shares used in per share calculation (basic)	26,117,239	25,837,903	26,049,750	25,832,337
Earnings (loss) per common share (diluted)	$(0.01)	$0.03	$(0.00)	$(0.02)
Number of shares used in per share calculation (diluted)	26,117,239	27,361,273	26,049,750	25,832,337

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)

	Class A		Additional	Accumulated Other		Total
	Common Stock Shares	Amount	Paid-in Capital	Comphrehensive Income	Accumulated Deficit	Stockholders’ Equity
Balances at June 30, 2020	25,891,885	$258,919	$230,634,056	$735,892	$(197,061,926)	$34,566,941
Issuance of common stock for:
Employee Stock Purchase Plan	3,306	33	10,976		—	11,009
Exercise of stock options, net	207,640	2,076	124,024		—	126,100
Stock-based compensation on stock options & RSUs	—	—	136,849	—	—	136,849
Foreign currency translation adjustment	—	—	—	729,308	—	729,308
Net income	—	—	—	—	97,068	97,068
Balances at September 30, 2020	26,102,831	$261,028	$230,905,905	$1,465,200	$(196,964,858)	$35,667,275
Issuance of common stock for:
Exercise of stock options & RSUs, net	24,530	246	2,488	—	—	2,734
Stock-based compensation on stock options & RSUs	—	—	106,167	—	—	106,167
Foreign currency translation adjustment	—	—	—	723,396	—	723,396
Net loss	—	—	—	—	(146,545)	(146,545)
Balances at December 31, 2020	26,127,361	$261,274	$231,014,560	$2,188,596	$(197,111,403)	$36,353,027

Balances at June 30, 2019	25,813,895	$258,139	$230,321,324	$808,518	$(197,928,855)	$33,459,126
Issuance of common stock for:
Employee Stock Purchase Plan	13,370	134	12,033	—	—	12,167
Exercise of RSUs, net	4,394	44	(44)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	98,459	—	—	98,459
Foreign currency translation adjustment	—	—	—	53,766	—	53,766
Net loss	—	—	—	—	(1,375,157)	(1,375,157)
Balances at September 30, 2019	25,831,659	$258,317	$230,431,772	$862,284	$(199,304,012)	$32,248,361
Issuance of common stock for:
Exercise of RSUs, net	8,703	87	(87)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	95,441	—	—	95,441
Foreign currency translation adjustment	—	—	—	143,056	—	143,056
Net income	—	—	—	—	769,117	769,117
Balances at December 31, 2019	25,840,362	$258,404	$230,527,126	$1,005,340	$(198,534,895)	$33,255,975

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(49,477)	$(606,040)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,691,163	1,760,220
Interest from amortization of debt costs	9,286	9,286
Gain on disposal of property and equipment	(522)	(129,224)
Stock-based compensation on stock options & RSUs, net	243,016	178,389
Provision for doubtful accounts receivable	—	9,147
Change in operating lease liabilities	(86,804)	(64,090)
Inventory write-offs to allowance	133,204	—
Changes in operating assets and liabilities:
Trade accounts receivable	(654,092)	(1,199,691)
Other receivables	132,051	353,695
Inventories	(841,999)	142,198
Prepaid expenses and other assets	266,797	338,034
Accounts payable and accrued liabilities	699,412	146,547
Net cash provided by operating activities	1,542,035	938,471

Cash flows from investing activities
Purchase of property and equipment	(2,160,710)	(1,153,227)
Proceeds from sale of equipment	—	179,573
Net cash used in investing activities	(2,160,710)	(973,654)

Cash flows from financing activities
Proceeds from exercise of stock options	128,834	—
Proceeds from sale of common stock from Employee Stock Purchase Plan	11,009	12,167
Borrowings on loan payable	275,377	—
Payments on loan payable	(395,257)	(290,675)
Repayment of finance lease obligations	(136,332)	(210,225)
Net cash used in financing activities	(116,369)	(488,733)
Effect of exchange rate on cash and cash equivalents and restricted cash	653,899	196,822
Change in cash and cash equivalents and restricted cash	(81,145)	(327,094)
Cash and cash equivalents, beginning of period	5,387,388	4,604,701
Cash and cash equivalents, end of period	$5,306,243	$4,277,607

Supplemental disclosure of cash flow information:
Interest paid in cash	$105,029	$182,241
Income taxes paid	$512,499	$249,777

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclsuure
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(146,545)	$769,117	$(49,477)	$(606,040)
Depreciation and amortization	864,855	868,148	1,691,163	1,760,220
Income tax provision	241,112	321,869	675,752	470,187
Interest expense	55,147	89,257	113,696	187,798
EBITDA	$1,014,569	$2,048,391	$2,431,134	$1,812,165
% of revenue	10%	21%	13%	11%